Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-256640 on Form S-3 and Registration Statement Nos. 333- 277330, 333- 257921, and 333-291719 on Form S-8 of our reports dated March 3, 2026, relating to the financial statements of Strata Critical Medical, Inc. (f/k/a Blade Air Mobility, Inc.) and subsidiaries (the “Company”) and the effectiveness of the Company's internal control over financial reporting appearing in this Annual Report on Form 10-K for the year ended December 31, 2025.

/s/ Deloitte & Touche LLP

New York, New York
March 3, 2026